Exhibit 99.1

UNITED STATES DEPARTMENT OF COMMERCE Principal Deputy Assistant Secretary for Export Administration Washington, D.C. 20230

July 2, 2025

Mr. Greg Delong

Enterprise Products

1200 N Broadway Street

La Porte, TX 77571

Via email to: gndelong@eprod.com

Dear Mr. Delong:

This letter is in reference to my prior letters dated June 1, 2025 and June 25, 2025. The June 1, 2025 letter informed you of a license requirement on the export, reexport, or transfer (in-country) of ethane – classified in the following Schedule B No. and description listed in the U.S. Census Bureau’s Schedule B: 2901.10.1010 (ethane, saturated) – where a party to the transaction is located in China, or is a Chinese ‘military end user,’ wherever located, pursuant to Section 744.21(b) of the Export Administration Regulations (EAR) (15 C.F.R. parts 730-774).

The subsequent June 25, 2025 letter authorized Enterprise Products to load vessels with ethane, transport, and anchor in foreign ports, even if Enterprise Products intends to complete an export, reexport, or transfer (in-country) by delivering or off-loading such ethane to a party located in China, or that is a Chinese ‘military end user,’ wherever located. However, the letter informed you of a license requirement to complete such export, reexport, or transfer (in-country) to a party that is located in China, or that is a Chinese ‘military end user,’ wherever located. Activities that required further BIS authorization include, but are not limited to, off-loading ethane at a port in China and delivering ethane to an intermediate consignee, ultimate consignee, or end user in China.

The June 1, 2025 letter informed you that the license requirements would remain in effect unless or until either (1) BIS informs you of a revision to or rescission of the letter, or (2) license requirements are imposed through amendment to the EAR.

Accordingly, I am informing you that effective as of the date of this letter, the license requirements set forth in my June 1, 2025 and June 25, 2025 letters are hereby rescinded. These rescissions do not relieve you of your obligation to comply with other provisions of the EAR, including list-based and end-use/end-user-based license requirements or embargoes and other special controls set forth in parts 738, 742, 744, 746, and 774 of the EAR. BIS notes that, consistent with § 762.1 of the EAR, you are required to retain all applicable supporting documents and records of shipments, including those made while the license requirements above were in effect, in accordance with the recordkeeping provisions in part 762 of the EAR.

If you have any questions about this letter, please contact Charles Wall at (202) 482-4875 or Charles.Wall@bis.doc.gov.

Sincerely,

/s/ Kevin J. Kurland
Kevin J. Kurland
Acting Principal Deputy Assistant Secretary for Export Administration

cc: escrawford@eprod.com, bsanders@eprod.com, rdboss@eprod.com,

jpoling@akingump.com